EXHIBIT 5

CRAIG E. GOSSELIN
Attorney-at-Law
15700 Shoemaker Avenue
Santa Fe Springs, California 90670

February 20, 2002

Vans, Inc.
15700 Shoemaker Avenue
Santa Fe Springs, California 90670-5515

     Re: REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

     I have acted as counsel to Vans, Inc., a Delaware corporation (the “Company”), with respect to the registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission for the purpose of registering for sale under the Securities Act of 1933, as amended, 1,750,000 shares of Common Stock, par value $.001 per share (“Common Shares”), of the Company issuable upon the exercise of certain options (“Options”) granted under the Company’s 2000 Long-Term Incentive Plan (“Plan”).

     Based on my review of the Restated Certificate of Incorporation of the Company, the Restated By-Laws of the Company, as amended, the Minutes of meetings of the Board of Directors and of the stockholders of the Company and written consents in lieu of such meetings, the stock ledger of the Company, the Plan and such other documents and records as I have deemed necessary and appropriate, I am of the opinion that the Common Shares, if and when issued and paid for upon the exercise of the Options and in accordance with the terms of the Options, will be validly issued, fully paid and nonassessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very Truly Yours, /s/ Craig E. Gosselin Craig E. Gosselin

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